ICG Merger Complete

Columbia Capital and M/C Venture Partners become new owners

Englewood, Colo., October 18, 2004 - ICG Communications, Inc. (OTC-ICGC), announced today that the merger of a wholly owned subsidiary of MCCC ICG Holdings LLC with and into ICG, with ICG as the surviving corporation, became effective at 2:50 p.m., Eastern Time, today. MCCC ICG Holdings LLC is a joint venture between Columbia Capital and M/C Venture Partners. As a result of the merger, each outstanding share of ICG’s common stock was automatically cancelled and converted into the right to receive $0.75 in cash. ICG has filed a Form 15 with the Securities and Exchange Commission to cease reporting as a public company because it has less than 300 stockholders as a result of the merger.

American Stock Transfer & Trust Company has been retained by ICG to serve as the paying agent and will promptly mail to ICG’s stockholders of record immediately prior to the effective time of the merger a notice and letter of transmittal with instructions as to how to surrender their ICG stock certificates in exchange for their share of the merger consideration.

“This merger is an exciting new chapter for ICG. I think of it as ‘Back to ICG’s Roots’,” said Dan Caruso, who was named president and chief executive officer of ICG. “We will provide superior telecommunications services in certain regions of the country. We will use our deep fiber facilities to provide carriers, service providers, government, and large corporations with bandwidth services. We will use our Voice-over-IP capabilities to provide small and medium sized businesses with a gradual transition from traditional phone service to IP-based communications. We will be profitable and we will provide excellent service to our customers.”

About ICG

ICG Communications, Inc. is a premiere business communications company that specializes in converged voice and data services. ICG has a national footprint and extensive metropolitan fiber serving 24 markets. ICG products and services include, voice and Internet Protocol (IP) solutions including VoicePipe™, voice services, dedicated Internet access (DIA), and private line transport services. ICG provides corporate customers and other carriers with flexible and reliable solutions. For more information about ICG Communications, visit the company’s Web site at www.icgcom.com

About Columbia Capital

Columbia Capital is a premier private equity firm focused exclusively on the communications and information technology industries, investing in both emerging service providers and innovative, next generation technologies. Columbia Capital has invested in more than 60 communications and technology companies since 1989 and currently manages approximately $1.4 billion. Columbia Capital is located in Alexandria, Virginia. Contact John T. Siegel, Jr. regarding the above transaction at www.colcap.com.

About M/C Venture Partners

M/C Venture Partners is recognized as one of the leading venture capital investors in the communications and IT industries. The firm has invested in telecommunications segments for over 20 years and has actively invested in the CAP and CLEC industries for over a decade. M/C Venture Partners manages over $1 billion in committed capital, with the nation’s largest state and corporate pension funds, prominent university endowments, private trusts, and strategic financial institutions as limited partners. The firm has offices in Boston, London and San Francisco. Contact Peter H.O. Claudy regarding the above transaction at www.mcventurepartners.com.

Forward Looking Statement Disclosure:

This press release may contain forward-looking statements that are made pursuant to the “safe harbor” provisions of the Private Litigation Reform Act of 1995, as amended. Such statements are subject to significant risks and uncertainties, which may cause actual results to differ materially. ICG disclaims any intention or obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.